FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person    2. Date of Event Re-    4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement       Computer Power  Inc.
                                              (Month/Day/Year)        "CUWR"
                                                O1 / 27/  99
========================================== =========================================================================================
                                           3. IRS or Social Se-    5.Relationship of Reporting Person     6. If Amendment, Date of
ARK DIRECT CAPITAL FUND, L.P.                 curity Number of       to Issuer (Check all applicable)           Original
(Last)   First)       (Middle)                Reporting Person                                                 (Month/Day/Year)
                                              (Voluntary)            Director            X  10%  Owner
  150 North Wacker Street - Suite 2650
                           (Street)                                  Officer  (give      Other (specify
                                                                               Title below)      below)
 Chicago, Illinois 60606                          36-4103572
 (City)         (State)           (Zip)                               Table 1 - Non-Derivative Securities       Beneficially Owned

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 1. Title of Security                       2. Amount of Securities  3. Ownership                          4. Nature of Indirect
                                               Beneficially Owned       Form Direct                          Beneficial Ownership
                                               Instr. 4)                (D) or Indirect                       (Instr. 5)
                                                                        (I) (Instr. 5)

                                                                                                             Eauity investor in
      COMMON STOCK                                   490,000                   I                             Public Access Lighting,
                                                                                                             L.L.C., the owner of
                                                                                                             record of the subject
                                                                                                             490,000 shares of
                                                                                                             of Common Stock.

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  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


form 3

FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g.
     puts, calls, warrants, options, convertible securities)



1. Title of Derivative  2. Date Exer-    3. Title and Amount of Securities Underlying   4. Conver-      5. Owner-     6. Nature of
   Security (Instr. 4)     cisable and      Derivative Security                            sion or         ship          Indirect
                           Expiration        Instr. 4)                                     Exercise        Form of       Beneficial
                            Date                                                           Price of        Deri-         Ownership
                           (Month/Day                                                       Deri-          vative        (Instr. 5)
                            Year)                                                           vative         Direct
                                                                                           Security         (D) or
                                   |                   |                                                  indirect
                          Date     | Expira-   Title   |  Amount                                            (I)
                          Exer-    | tion              |    or                                           (Instr. 5)
                          cisable  | Date              |  Number
                                   |                   |    of
                                   |                   |  Shares
                                   |                   |
                                   |                   |



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           ARK DIRECT CAPITAL FUND, L.P.

           By:  s/Steven Sprindis, Associate               February   8 , 1999
              -----------------------------------        ----------------------
                (Print Name and Title)                            Date
                **Signature of Reporting Person

**Intentional misstatements or ommissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
  Form3.pal